UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2015

HENNESSY CAPITAL ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 900 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 300-8242

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 7, 2015, Hennessy Capital Acquisition Corp. (the “Company”) issued a press release announcing that it had commenced an offer (the “Offer”) to all holders of the Company’s outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half share ($11.50 per whole share), subject to adjustment (the “Warrants”), to exchange 0.1 of a Share for every Warrant tendered by the holders thereof (approximately one Share for every ten Warrants tendered), up to a maximum of 5,750,000 Warrants, subject to proration, as described in the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2015 (the “Schedule TO”). The Offer will expire at 12:00 midnight, New York City time, at the end of the day on February 6, 2015, or such later date to which the Company may extend the Offer. The terms and conditions of the Offer are described in the Offer to Exchange dated January 7, 2015 and the related Letter of Transmittal, each of which was filed as an exhibit to the Schedule TO.

As previously announced, on September 21, 2014, the Company entered into a definitive purchase agreement by and between the Company and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands and an entity that is majority owned by funds affiliated with Cerberus Capital Management, L.P. (“Seller”), providing for the acquisition of all of the outstanding shares of capital stock of School Bus Holdings Inc. (“SBH”), which, through its subsidiaries, conducts its business under the “Blue Bird” name, from Seller (the “Business Combination”). The purpose of the Offer is to provide holders of Warrants that may not wish to retain their Warrants following the Business Combination the possibility of receiving a more liquid security and to reduce the potential market overhang on the trading of the Shares created by the significant number of outstanding Warrants.

A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Important Information about the Offer

The Offer by the Company described in this Current Report on Form 8-K (“this Form 8-K”) is being made by the Company only by means of the Offer to Exchange dated January 7, 2015, the related letter of transmittal and other Offer materials included as exhibits to the Schedule TO that the Company filed today with the SEC. The description of the Offer in this Form 8-K is neither an offer to exchange nor a solicitation of an offer to sell any securities. The Schedule TO and related documentation for the Offer contain important information that should be read carefully and considered before any decision is made with respect to the Offer. These materials are being distributed free of charge to all Warrant holders of the Company. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Warrant holders may also obtain free copies of the documents filed with the SEC by the Company by directing a request to Morrow & Co., LLC, the Company’s information agent, at 470 West Avenue, 3rd Floor, Stamford, CT 06902, or by phone at (800) 662-5200 or email at hennessy.info@morrowco.com. Warrant holders of the Company are urged to read the documents for the Offer to Exchange and the other relevant materials before making any investment decision with respect to the Offer because they contain important information about the Offer.

Additional Information

The Company has filed with the SEC a preliminary proxy statement in connection with the Business Combination and other matters and will mail a definitive proxy statement and other relevant documents to its stockholders. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve, among other things, the Business Combination because these documents will contain important information about the Company, SBH and the Business Combination. The definitive proxy statement will be mailed to stockholders of the Company as of the record date established for voting on the Business Combination. Stockholders may also obtain a free copy of the proxy statement, as well as other documents filed with the SEC that will be incorporated by reference in the proxy statement, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Daniel J. Hennessy, Chairman and Chief Executive Officer, 700 Louisiana Street, Suite 900, Houston, Texas, 77002, (312) 876-1956.

Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from the Company’s stockholders in respect of the proposed Business Combination and the other matters set forth in the proxy statement. Information regarding the Company’s directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Company’s preliminary proxy statement for the Business Combination, which has been filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated January 7, 2015

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2015	HENNESSY CAPITAL ACQUISITION CORP.

	By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated January 7, 2015

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